Exhibit 1.1

Execution Version

IRONWOOD PHARMACEUTICALS, INC.

0.75% Convertible Senior Notes due 2024

1.50% Convertible Senior Notes due 2026

Purchase Agreement

August 7, 2019

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

Ironwood Pharmaceuticals, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to you (the “Initial Purchaser”), $175,000,000 aggregate principal amount of its 0.75% Convertible Senior Notes due 2024 (the “Underwritten 2024 Convertible Notes”) and $175,000,000 aggregate principal amount of its 1.50% Convertible Senior Notes due 2026 (the “Underwritten 2026 Convertible Notes” and, together with the Underwritten 2024 Convertible Notes, the “Underwritten Securities”) and, at the option of the Initial Purchaser, up to an additional $25,000,000 aggregate principal amount of its 0.75% Convertible Senior Notes due 2024 (the “Option 2024 Convertible Notes”) and up to an additional $25,000,000 aggregate principal amount of its 1.50% Convertible Senior Notes due 2026 (the “Option 2026 Convertible Notes” and, together with the Option 2024 Convertible Notes, the “Option Securities”) if and to the extent that the Initial Purchaser shall have determined to exercise the option to purchase such Option Securities pursuant to the terms of Section 2 hereof. The Underwritten Securities and the Option Securities are herein referred to as the “Securities”.

The Underwritten 2024 Convertible Notes and any Option 2024 Convertible Notes will be issued pursuant to an Indenture to be dated as of August 12, 2019 (the “2024 Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”) and the Underwritten 2026 Convertible Notes and any Option 2026 Convertible Notes will be issued pursuant to an Indenture to be dated as of August 12, 2019 (the “2026 Indenture” and, together with the 2024 Indenture, the “Indentures”), between the Company and the Trustee. The Securities will be convertible into shares (the “Underlying Securities”) of Class A common stock of the Company, par value $0.001 per share (the “Class A Common Stock”), cash on the terms set forth in the Indentures based on a formula linked to the price of the Class A Common Stock, or a combination of cash and Underlying Securities, at the Company’s election, as set forth in the Indentures.

In connection with the offering of the Underwritten Securities, the Company is separately entering into capped call transactions with one or more counterparties, who may include affiliates of the Initial Purchaser (each, a “Counterparty”, and together, the “Counterparties”), in each case pursuant to a capped call confirmation, each dated the date hereof (the “Base Capped Call Confirmations”), and in connection with the issuances of any Option Securities, the Company and one or more Counterparties may enter into additional capped call transactions pursuant to additional capped call confirmations, each to be dated the date on which the option granted to the Initial Purchaser pursuant to Section 2 to purchase such Option Securities is exercised (such confirmations the “Additional Capped Call Confirmations” and together with the Base Capped Call Confirmations, the “Capped Call Confirmations”).

The Company hereby confirms its agreement with the Initial Purchaser concerning the purchase and sale of the Securities, as follows:

1.                   Offering Memorandum. The Securities will be sold to the Initial Purchaser without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom. The Company has prepared a preliminary offering memorandum dated August 6, 2019 (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Company and the Securities. Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchaser pursuant to the terms of this Agreement. The Company hereby confirms that it has authorized the use of the Preliminary Offering Memorandum, the other Time of Sale Information (as defined below) and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchaser in the manner described in this Agreement. References herein to the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum shall be deemed to refer to and include any document incorporated by reference therein as of the date of such Preliminary Offering Memorandum, Time of Sale Information or Offering Memorandum, as the case may be, and any reference to “amend,” “amendment” or “supplement” with respect to the Preliminary Offering Memorandum, Time of Sale Information and the Offering Memorandum shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Exchange Act”) that are incorporated by reference therein.

As of 8:45 P.M., New York City time, on the date of this Agreement (the “Time of Sale”), the Company had prepared the following information (collectively, the “Time of Sale Information”): the Preliminary Offering Memorandum as supplemented and amended by the written communications listed on Annex A hereto.

2.                   Purchase and Resale of the Securities by the Initial Purchaser.

(a)                The Company agrees to issue and sell the Underwritten Securities to the Initial Purchaser as provided in this Agreement, and the Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees to purchase from the Company the aggregate principal amount of Underwritten Securities at a price equal to 97.57% of the aggregate principal amount thereof in the case of the Underwritten 2024 Convertible Notes (the “2024 Purchase Price”) and at a price equal to 97.57% of the aggregate principal amount thereof in the case of the Underwritten 2026 Convertible Notes (the “2026 Purchase Price”), in each case, plus accrued interest, if any, from August 12, 2019 to the Closing Date (as defined below).

In addition, the Company agrees to issue and sell the Option Securities to the Initial Purchaser as provided in this Agreement, and the Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, shall have the option to purchase from the Company the Option Securities at the 2024 Purchase Price or the 2026 Purchase Price, as applicable, plus accrued interest, if any, from the Closing Date to the date of payment and delivery.

The Initial Purchaser may exercise the option to purchase the Option Securities at any time in whole, or from time to time in part, solely for the purpose of covering sales of securities in excess of the principal amount of the Underwritten Securities, on or before the thirteenth day beginning on, and including, the Closing Date, by written notice from the Initial Purchaser to the Company. Such notice shall set forth the aggregate amount of the applicable Option Securities as to which the option is being exercised, whether such Option Securities are Option 2024 Convertible Notes or Option 2026 Convertible Notes, and the date and time when the Option Securities are to be delivered and paid for, which may be the same date and time as the Closing Date (as hereinafter defined) but shall not be earlier than the Closing Date or later than the tenth full business day (as hereinafter defined) after the date of such notice. Any such notice shall be given at least two business days prior to the date and time of delivery specified therein, except if the Closing Date and Additional Closing Date (as defined herein) are the same.

(b)                The Company understands that the Initial Purchaser intends to offer the Securities for resale on the terms set forth in the Time of Sale Information. The Initial Purchaser represents, warrants and agrees that:

(i)                 it is a qualified institutional buyer (a “QIB”) within the meaning of Rule 144A under the Securities Act (“Rule 144A”) and an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act (“Regulation D”);

(ii)               it has not, and none of its affiliates or any other person acting on its behalf has, solicited offers for, or offered or sold, and neither it nor such persons will solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act; and

(iii)             it has not, and none of its affiliates or any other person acting on its behalf has, solicited offers for, or offered or sold, and neither it nor such persons will solicit offers for, or offer or sell, the Securities as part of its initial offering thereof except to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A and in connection with each such sale, it has taken reasonable steps or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A.

(c)                The Initial Purchaser acknowledges and agrees that the Company and, for purposes of the opinions to be delivered to the Initial Purchaser pursuant to Sections 6(f) and 6(g), counsel for the Company and counsel for the Initial Purchaser, as applicable, may rely upon the accuracy of the representations and warranties of the Initial Purchaser, and compliance by the Initial Purchaser with its agreements, contained in paragraph (b) above, and the Initial Purchaser hereby consents to such reliance.

(d)                The Company acknowledges and agrees that the Initial Purchaser may offer and sell Securities to or through any affiliate of the Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through the Initial Purchaser; provided, however, that notwithstanding the forgoing, the Initial Purchaser shall remain responsible in all respects for the fulfillment of its obligation under this Agreement, and for the actions of any affiliates acting on behalf of the Initial Purchaser.

(e)                Payment for the Securities shall be made by wire transfer in immediately available funds to the account specified by the Company to the Initial Purchaser in the case of the Underwritten Securities, at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, at 10:00 A.M., New York City time, on August 12, 2019, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Initial Purchaser and the Company may agree upon in writing or, in the case of the Option Securities, on the date and at the time and place specified by the Initial Purchaser in the written notice of its election to purchase such Option Securities. The time and date of such payment for the Underwritten Securities is referred to herein as the “Closing Date”, and the time and date for such payment for the Option Securities, if other than the Closing Date, is herein referred to as the “Additional Closing Date”.

Payment for the Securities to be purchased on the Closing Date or the Additional Closing Date, as the case may be, shall be made against delivery to the nominee of the Depositary Trust Company (“DTC”), for the account of the Initial Purchaser of the Securities to be purchased on such date of one or more global notes representing the Securities (collectively, the “Global Securities”), with any transfer taxes payable in connection with the sale of such Securities duly paid by the Company.

(f)                 The Company acknowledges and agrees that the Initial Purchaser is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, the Initial Purchaser is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Initial Purchaser shall have no responsibility or liability to the Company with respect thereto. Any review by the Initial Purchaser of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Initial Purchaser and shall not be on behalf of the Company.

3.                   Representations and Warranties of the Company. The Company represents and warrants to the Initial Purchaser, solely in its capacity as the Initial Purchaser hereunder, that:

(a)                Preliminary Offering Memorandum. The Preliminary Offering Memorandum, as of its date, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information furnished to the Company in writing by the Initial Purchaser expressly for use in any Preliminary Offering Memorandum, it being understood and agreed that the only such information furnished by the Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(b)                Time of Sale Information. The Time of Sale Information, at the Time of Sale, did not, and as of the Closing Date and as of the Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information furnished to the Company in writing by the Initial Purchaser expressly for use in such Time of Sale Information, it being understood and agreed that the only such information furnished by the Initial Purchaser consists of the information described as such in Section 7(b) hereof. No statement of material fact included in the Offering Memorandum has been omitted from the Time of Sale Information.

(c)                Additional Written Communications. Other than the Preliminary Offering Memorandum and the Offering Memorandum, the Company (including its agents and representatives, other than the Initial Purchaser in its capacity as such) has not prepared, used, authorized, approved or referred to and will not prepare, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i), (ii) or (iii) below), an “Issuer Written Communication”) other than (i) the documents listed on Annex A hereto, including a term sheet substantially in the form of Annex B hereto, which constitute part of the Time of Sale Information, and (ii) each electronic road show and any other written communications approved in writing in advance by the Initial Purchaser.

Each such Issuer Written Communication, when taken together with the Time of Sale Information, did not, and as of the Closing Date and as of the Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Written Communication in reliance upon and in conformity with information furnished to the Company in writing by the Initial Purchaser expressly for use in such Issuer Written Communication, it being understood and agreed that the only such information furnished by the Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(d)                Offering Memorandum. As of the date of the Offering Memorandum and as of the Closing Date and as of the Additional Closing Date, as the case may be, the Offering Memorandum does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information furnished to the Company in writing by the Initial Purchaser expressly for use in the Offering Memorandum, it being understood and agreed that the only such information furnished by the Initial Purchaser consists of the information described as such in Section 7(b) hereof.

(e)                Incorporated Documents. The documents incorporated by reference in the Offering Memorandum or the Time of Sale Information, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act, and when taken together none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Offering Memorandum or the Time of Sale Information, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and when taken together will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)                 Financial Statements. The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included or incorporated by reference in the Time of Sale Information and the Offering Memorandum present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods covered thereby; and the other financial information included or incorporated by reference in the Time of Sale Information and the Offering Memorandum has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly, in all material respects, the information shown thereby.

(g)                No Material Adverse Change. Since the date of the most recent financial statements of the Company included or incorporated by reference in the Time of Sale Information and the Offering Memorandum, (i) there has not been any material change in the capital stock (other than the issuance of shares of Class A Common Stock upon exercise of stock options and warrants or the vesting of restricted stock or restricted stock unit awards described as outstanding in, and the grant of options and awards under existing equity incentive plans described in or incorporated by reference in, the Time of Sale Information and the Offering Memorandum) or long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any loss or interference with its business that is material to the Company and its subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Time of Sale Information and the Offering Memorandum.

(h)                Organization and Good Standing. The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement (a “Material Adverse Effect”). The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21.1 to the Annual Report on Form 10-K for the year ended December 31, 2018, and no subsidiary listed thereon is a “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X).

(i)                 Capitalization. The Company has an authorized capitalization as set forth in the Time of Sale Information and the Offering Memorandum under the heading “Capitalization”; all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights that have not been duly waived or satisfied; except as described in or contemplated by the Time of Sale Information and the Offering Memorandum, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of the Company conforms in all material respects to the description thereof contained in the Time of Sale Information and the Offering Memorandum; and all the outstanding shares of capital stock or other equity interests of each subsidiary owned, directly or indirectly, by the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

(j)                 [Reserved].

(k)                Due Authorization. The Company has the requisite right, power and authority to execute and deliver this Agreement, the Indentures, the Securities and the Capped Call Confirmations (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby or thereby or by the Time of Sale Information and the Offering Memorandum has been duly and validly taken.

(l)                 The Indentures. The Indentures have been duly authorized by the Company and, when duly executed and delivered in accordance with their terms by each of the parties thereto, will constitute valid and legally binding agreements of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).

(m)              Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(n)                The Securities. The Securities to be issued and sold by the Company hereunder have been duly authorized and, when duly executed, authenticated, issued and delivered as provided in the Indentures and paid for as provided herein, will be duly and validly issued and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indentures.

(o)                The Underlying Securities. Upon issuance and delivery of the Securities in accordance with this Agreement and the Indentures, under certain circumstances, the Securities will be convertible at the option of the holder thereof into cash, Underlying Securities or a combination of cash and Underlying Securities, at the Company’s election, in accordance with the terms of the Securities; the maximum number of Underlying Securities reserved for issuance upon conversion of the Securities (including the maximum number of additional Underlying Securities that may be issued upon an adjustment to the conversion rate for the Securities in connection with a make-whole fundamental change (as such term is defined in the Offering Memorandum) and assuming (A) the Company elects, upon each conversion of the Securities, to deliver solely shares of the Underlying Securities, other than cash in lieu of any fractional shares, in settlement of each such conversion and (B) the Initial Purchaser exercises its option to purchase the Option Securities in full (provided that, if the option to purchase the Option Securities is not exercised in full prior to its expiration, upon such expiration, this clause (B) shall be deemed to refer to the number of Option Securities actually purchased) (such aggregate maximum number under both the 2024 Indenture and the 2026 Indenture, the “Maximum Number of Underlying Securities”) have been duly authorized and reserved and, when and to the extent issued upon conversion of the Securities in accordance with the terms of the Securities and the Indentures, will be validly issued, fully paid and nonassessable, and the issuance of such Underlying Securities will not be subject to any preemptive or similar rights.

(p)                Capped Call Confirmations. (i) The Base Capped Call Confirmations have been duly authorized, executed and delivered by the Company and are valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and any Additional Capped Call Confirmations will, on or prior to the date such Additional Capped Call Confirmations are entered into, be duly authorized, executed and delivered by the Company and will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject in each case to the Enforceability Exceptions.

(q)                Descriptions of the Transaction Documents. Each Transaction Document conforms in all material respects to the description thereof contained in the Time of Sale Information and the Offering Memorandum.

(r)                 No Violation or Default. Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(s)                 No Conflicts. The execution, delivery and performance by the Company of each of the Transaction Documents, the issuance and sale of the Securities (including the issuance of the Underlying Securities upon conversion thereof) and the consummation of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, have a Material Adverse Effect.

(t)                 No Consents Required. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of any of the Transaction Documents, the issuance and sale of the Securities (including the issuance of the Underlying Securities upon conversion thereof) and the consummation of the transactions contemplated by the Transaction Documents, except for (i) under applicable state securities laws in connection with the purchase and resale of the Securities by the Initial Purchaser and (ii) where the failure to obtain or make such consents, approvals, authorizations, orders, licenses and registrations or qualifications would not, individually or in the aggregate, materially and adversely affect the ability of the Company to perform its obligations under this Agreement or have a Material Adverse Effect.

(u)                Legal Proceedings. Except as described in the Time of Sale Information and the Offering Memorandum, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or is reasonably likely to be a party or to which any property of the Company or any of its subsidiaries is or is reasonably likely to be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would materially and adversely affect the ability of the Company to perform its obligations under this Agreement or reasonably be expected to have a Material Adverse Effect; and no such investigations, actions, suits or proceedings are threatened or, to the knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others.

(v)                Independent Accountants. Ernst & Young LLP, who has certified certain financial statements of the Company and its subsidiaries is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(w)              Title to Real and Personal Property. The Company and its subsidiaries own or have valid rights to lease or otherwise use all items of real and personal property that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries, (ii) are described in the Offering Memorandum and the Time of Sale Information or (iii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(x)                Title to Intellectual Property. The Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses as currently conducted and as proposed to be conducted, and the conduct of their respective businesses does not, and to the knowledge of the Company will not, conflict in any material respect with any such rights of others. The Company and its subsidiaries have not received any notice of any claim of infringement, misappropriation or conflict with any such rights of others in connection with its patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights and know-how, which would reasonably be expected to result in a Material Adverse Effect.

(y)                No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the Securities Act to be described in a registration statement on Form S-1 to be filed with the Commission and that is not so described in the Time of Sale Information and the Offering Memorandum.

(z)                Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Time of Sale Information and the Offering Memorandum, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

(aa)             Taxes. The Company and its subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof, except those being contested in good faith and for which reserves in accordance with GAAP have been provided and except as would not reasonably be expected to have a Material Adverse Effect; and except as otherwise disclosed in the Time of Sale Information and the Offering Memorandum or as would not reasonably be expected to have a Material Adverse Effect, there is no tax deficiency that has been, or would reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets.

(bb)            Licenses and Permits. The Company and its subsidiaries possess all licenses, certificates, permits and other Authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Time of Sale Information and the Offering Memorandum, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Time of Sale Information and the Offering Memorandum, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course. Except as described in the Time of Sale Information and the Offering Memorandum, as applicable, the Company and its subsidiaries (i) are and at all times have been in compliance with all applicable statutes, rules and regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any product manufactured or distributed by the Company (“Applicable Laws”), except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect; and (ii) have not received any U.S. Food and Drug Administration (“FDA”) Form 483, written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any court or arbitrator or governmental or regulatory authority or third party alleging or asserting non-compliance with any Applicable Laws or any licenses, exemptions, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws, except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect.

(cc)             No Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect.

(dd)            Compliance with and Liability under Environmental Laws. (i) The Company and its subsidiaries (a) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions, judgments, decrees and orders relating to pollution or the protection of the environment, natural resources or human health or safety, including those relating to the generation, storage, treatment, use, handling, transportation, Release or threat of Release of pollutants, contaminants or hazardous or toxic materials or wastes (collectively, “Environmental Laws”), (b) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, (c) have not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Materials, (d) are not conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Environmental Law at any location, and (e) are not a party to any order, decree or agreement that imposes any obligation or liability under any Environmental Law; (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries; and (iii) (a) there are no proceedings that are pending, or that are known by the Company to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed by the Company no monetary sanctions of $100,000 or more will be imposed, (b) the Company and its subsidiaries are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws, including the Release or threat of Release of Hazardous Materials, that would reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its subsidiaries, and (c) none of the Company and its subsidiaries anticipates material capital expenditures relating to any Environmental Laws, except in the case of each of (i) and (ii) above, for any such matter, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. “Hazardous Materials” means any material, chemical, substance, waste, pollutant, contaminant, compound, mixture, or constituent thereof, in any form or amount, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids, asbestos and asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which can give rise to liability under any Environmental Law. “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into from or through any building or structure.

(ee)             Compliance with ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) has any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except for noncompliance that would not reasonably be expected to result in material liability to the Company or its subsidiaries; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption, that would reasonably be expected to result in a material liability to the Company or its subsidiaries; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, (A) the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, as applicable, has been satisfied (without taking into account any waiver thereof or extension of any amortization period) and is reasonably expected to be satisfied in the future (without taking into account any waiver thereof or extension of any amortization period) and (B) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (iv) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur that either has resulted, or would reasonably be expected to result, in material liability to the Company or its subsidiaries; (v) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA); and (vii) there is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency or any foreign regulatory agency with respect to any Plan that would reasonably be expected to result in material liability to the Company or its subsidiaries. None of the following events has occurred or is reasonably likely to occur: (x) a material increase in the aggregate amount of contributions required to be made to all Plans by the Company or its subsidiaries in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the Company and its subsidiaries’ most recently completed fiscal year; or (y) a material increase in the Company and its subsidiaries’ “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) compared to the amount of such obligations in the Company and its subsidiaries’ most recently completed fiscal year.

(ff)               Disclosure Controls. The Company and its subsidiaries maintain a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(gg)            Accounting Controls. The Company and its subsidiaries maintain a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) interactive data in eXtensible Business Reporting Language incorporated by reference in the Time of Sale Information and the Offering Memorandum fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto. Except as disclosed in the Time of Sale Information and the Offering Memorandum, there are no material weaknesses or significant deficiencies in the Company’s internal controls.

(hh)            eXtensible Business Reporting Language. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Time of Sale Information and the Offering Memorandum fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(ii)               Insurance. The Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Company and its subsidiaries and their respective businesses; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(jj)               No Unlawful Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 or, to the knowledge of the Company, any other applicable anti-bribery or anti-corruption law; or (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(kk)            Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ll)               Compliance with Sanctions Laws. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or, to the knowledge of the Company, other relevant sanctions authority (collectively, “Sanctions”); and the Company will not, directly or indirectly, use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any Sanctions.

(mm)        No Restrictions on Subsidiaries. No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

(nn)            No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than the Transaction Documents) that would give rise to a valid claim against the Company or any of its subsidiaries or the Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities, except as set forth in the Time of Sale Information.

(oo)            Rule 144A Eligibility. On the Closing Date, the Securities will not be of the same class as any Company securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Time of Sale Information, as of the Time of Sale, and the Offering Memorandum, as of its date, contains or will contain all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

(pp)            No Registration Rights. Except those that have been waived or satisfied, no person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the issuance and sale of the Securities.

(qq)            No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(rr)               No General Solicitation. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchaser, as to which no representation is made) has solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(ss)              Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Initial Purchaser contained in Section 2(b) and its compliance with its agreements set forth therein, the issuance, offer and sale of the Securities to the Initial Purchaser in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof and/or Rule 144A, and it is not necessary to qualify the Indentures under the Trust Indenture Act of 1939, as amended.

(tt)               No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities (it being understood, for the avoidance of doubt, that the Company contemplates effecting the transactions contemplated by the Capped Call Confirmations).

(uu)            Margin Rules. The application of the proceeds received by the Company from the issuance, sale and delivery of the Securities as described in the Time of Sale Information and the Offering Memorandum will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(vv)            Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) included in the Time of Sale Information and the Offering Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(ww)         Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included or incorporated by reference in the Time of Sale Information and the Offering Memorandum is not based on or derived from sources that are reliable and accurate in all material respects.

(xx)            Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(yy)            Cybersecurity; Data Protection. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are commercially reasonable in light of the business of the Company and its subsidiaries as currently conducted, (ii) the Company and its subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, confidential or other regulated data (“Personal Data”)) used in connection with their businesses, and, to the knowledge of the Company, there have been no breaches, violations, outages or unauthorized uses of or accesses to the same, except for those that have been remedied without significant cost or liability or the duty to notify any other person, nor are there any incidents under internal review or investigations relating to the same and (iii) the Company and its subsidiaries are presently in compliance with all applicable laws, rules and regulations of any court or arbitrator or governmental or regulatory authority relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

4.                   Further Agreements of the Company. The Company covenants and agrees with the Initial Purchaser that:

(a)                Delivery of Copies. At any time prior to the completion of the initial offering of the Securities, the Company will deliver to the Initial Purchaser as many copies of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including all amendments and supplements thereto) as the Initial Purchaser may reasonably request.

(b)                Offering Memorandum, Amendments or Supplements. Before finalizing the Offering Memorandum or making or distributing any amendment or supplement to any of the Time of Sale Information or the Offering Memorandum or filing any document with the Commission that will be incorporated by reference therein, at any time prior to the completion of the initial offering of the Securities, the Company will furnish to the Initial Purchaser and counsel for the Initial Purchaser a copy of the proposed Offering Memorandum or such amendment or supplement or such document to be incorporated by reference therein for review, and will not distribute any such proposed Offering Memorandum, amendment or supplement without providing the Initial Purchaser a reasonable opportunity to review and comment, provided that the foregoing shall not restrict the Company from filing periodic reports under the Exchange Act.

(c)                Additional Written Communications. Before using, authorizing, approving or referring to any Issuer Written Communication, at any time prior to the completion of the initial offering of the Securities, the Company will furnish to the Initial Purchaser and counsel for the Initial Purchaser a copy of such written communication for review and will not use, authorize, approve or refer to any such written communication to which the Initial Purchaser reasonably objects, provided that the foregoing shall not restrict the Company from filing periodic reports under the Exchange Act.

(d)                Notice to the Initial Purchaser. At any time prior to the completion of the initial offering of the Securities, the Company will advise the Initial Purchaser promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum in connection with the initial offering of the Securities or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence of any event as a result of which any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing as of the date of such Time of Sale Information, Issuer Written Communication or the Offering Memorandum, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or suspending any such qualification of the Securities and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.

(e)                Ongoing Compliance of the Offering Memorandum and Time of Sale Information. (1) If at any time prior to the completion of the initial offering of the Securities (i) any event shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company will immediately notify the Initial Purchaser thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchaser such amendments or supplements to the Offering Memorandum as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with applicable law and (2) if at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Time of Sale Information is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Time of Sale Information to comply with law, the Company will immediately notify the Initial Purchaser thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchaser such amendments or supplements to the Time of Sale Information as may be necessary so that the statements in the Time of Sale Information as so amended or supplemented will not, in the light of the circumstances existing when the Time of Sale Information is delivered to a purchaser, be misleading.

(f)                 Blue Sky Compliance. The Company will qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchaser shall reasonably request and will continue such qualifications in effect so long as required for the offering and initial resale of the Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(g)                Clear Market. For a period of 60 days after the date hereof (the “Restricted Period”), the Company will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock or such other securities convertible into or exercisable or exchangeable for Class A Common Stock, in cash or otherwise, without the prior written consent of the Initial Purchaser, other than (A) the Securities to be sold hereunder; (B) the transactions contemplated by the Capped Call Confirmations; (C) any shares of Class A Common Stock issued upon the exercise or vesting of any award granted under the stock-based compensation plans of the Company and its subsidiaries (the “Company Stock Plans”); (D) shares of stock or restricted stock and options, restricted stock units or other awards to purchase shares of Class A Common Stock issued under the Company Stock Plans or other stock purchase plans described in the Offering Memorandum; (E) shares of Class A Common Stock issued or to be issued in connection with any business combination, acquisition, in-license or strategic investment, provided that either (y) shares of Class A Common Stock will not be issued in a transaction prior to the expiration of the Restricted Period or (z) each individual or entity to whom any such shares of Class A Common Stock are issued signs and delivers a “lock-up” agreement substantially in the form of Exhibit A hereto; (F) the issuance by the Company of the Underlying Securities upon conversion of the Securities; (G) the registration under the Securities Act of securities referenced in clauses (C), (D), or (E); and (H) the performance of the transactions described in the Offering Memorandum under the header “Risk factors—Risks related to the Notes—Any repurchases of our existing convertible notes may affect the value of the notes and our common stock.”

(h)                Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in the Time of Sale Information and the Offering Memorandum under the heading “Use of Proceeds”.

(i)                 No Stabilization. The Company will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities and will not take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby (it being understood, for the avoidance of doubt, that the Company contemplates effecting the transactions contemplated by the Capped Call Confirmations).

(j)                 Underlying Securities. The Company will reserve and keep available at all times, free of pre-emptive rights, a number of shares of Class A Common Stock equal to the Maximum Number of Underlying Securities for the purpose of enabling the Company to satisfy all obligations to issue any Underlying Securities upon conversion of the Securities. The Company will use its reasonable best efforts to cause such Maximum Number of Underlying Securities to be listed on the Nasdaq Global Select Market.

(k)                [Reserved].

(l)                 Supplying Information. While the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Securities, prospective purchasers of the Securities designated by such holders, in each case upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(m)              DTC. The Company will provide reasonable assistance to the Initial Purchaser in arranging for the Securities to be eligible for clearance and settlement through DTC on the Closing Date.

(n)                No Resales by the Company. During the period from the Closing Date until one year after the Closing Date or the Additional Closing Date, if applicable, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.

(o)                No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(p)                No General Solicitation. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchaser, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

5.                   Certain Agreements of the Initial Purchaser. The Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Securities other than (i) the Preliminary Offering Memorandum and the Offering Memorandum, (ii) a written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum, (iii) any written communication listed on Annex A or prepared pursuant to Section 4(c) above (including any electronic road show), (iv) any written communication prepared by the Initial Purchaser and approved by the Company in advance in writing or (v) any written communication that contains only (A) information describing the preliminary terms of the Securities or their offering or (B) information that describes the final terms of the Securities or their offering and that is, in either such case, included or is subsequently included in the Time of Sale Information or the Offering Memorandum (including through incorporation by reference). The Initial Purchaser hereby represents and agrees that it is not relying on the representations, warranties or covenants made by the Company for any purpose other than in its capacity as Initial Purchaser of the Securities.

6.                   Conditions of Initial Purchaser’s Obligations. The obligation of the Initial Purchaser to purchase the Underwritten Securities on the Closing Date or the Option Securities on the Additional Closing Date, as the case may be, as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a)                Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date or the Additional Closing Date, as the case may be; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date or the Additional Closing Date, as the case may be.

(b)                No Downgrade. Subsequent to the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement, if there are any debt securities or preferred stock of, or guaranteed by, the Company or any of its subsidiaries that are rated by a “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act, (i) no downgrading shall have occurred in the rating accorded any such debt securities or preferred stock and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any such debt securities or preferred stock (other than an announcement with positive implications of a possible upgrading).

(c)                No Material Adverse Change. No event or condition of a type described in Section 3(g) hereof shall have occurred or shall exist, which event or condition is not described in the Time of Sale Information (excluding any amendment or supplement thereto) and the Offering Memorandum (excluding any amendment or supplement thereto) and the effect of which in the judgment of the Initial Purchaser makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date or the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

(d)                Officers’ Certificate. The Initial Purchaser shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, a certificate of the chief financial officer or chief accounting officer of the Company and one additional senior executive officer of the Company who is reasonably satisfactory to the Initial Purchaser (i) confirming that such officers have carefully reviewed the Time of Sale Information and the Offering Memorandum and, to the knowledge of such officers, the representations set forth in Sections 3(b) and 3(d) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date or the Additional Closing Date, as the case may be, and (iii) to the effect set forth in paragraphs (b) and (c) above.

(e)                Comfort Letters. On the date of this Agreement and on the Closing Date or the Additional Closing Date, as the case may be, Ernst & Young LLP shall have furnished to the Initial Purchaser, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Time of Sale Information and the Offering Memorandum; provided, that the letter delivered on the Closing Date or the Additional Closing Date, as the case may be, shall use a “cut-off” date no more than three business days prior to such Closing Date or such Additional Closing Date, as the case may be.

(f)                 Opinion and 10b-5 Statement of Counsel for the Company. Ropes & Gray LLP, counsel for the Company, shall have furnished to the Initial Purchaser, at the request of the Company, their written opinion and 10b-5 statement, dated the Closing Date or the Additional Closing Date, as the case may be, and addressed to the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser.

(g)                Opinion and 10b-5 Statement of Counsel for the Initial Purchaser. The Initial Purchaser shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, an opinion and 10b-5 statement of Latham & Watkins LLP, counsel for the Initial Purchaser, with respect to such matters as the Initial Purchaser may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(h)                [Reserved].

(i)                 No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date or the Additional Closing Date, as the case may be, prevent the issuance or sale of the Securities.

(j)                 Good Standing. The Initial Purchaser shall have received on and as of the Closing Date or the Additional Closing Date, as the case may be, satisfactory evidence of the good standing of the Company and its subsidiaries in their respective jurisdictions of organization and their good standing as foreign entities in such other jurisdictions as the Initial Purchaser may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(k)                DTC. The Securities shall be eligible for clearance and settlement through DTC.

(l)                 Exchange Listing. An application for the listing of the Maximum Number of Underlying Securities shall have been submitted to the Nasdaq Global Select Market.

(m)              Lock-up Agreements. The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between you and certain officers and directors of the Company relating to sales and certain other dispositions of shares of Class A Common Stock or certain other securities, delivered to you on or before the date hereof, shall be full force and effect on the Closing Date or Additional Closing Date, as the case may be.

(n)                Additional Documents. On or prior to the Closing Date or the Additional Closing Date, as the case may be, the Company shall have furnished to the Initial Purchaser such further certificates and documents as the Initial Purchaser may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchaser.

7.                   Indemnification and Contribution.

(a)                Indemnification of the Initial Purchaser. The Company agrees to indemnify and hold harmless the Initial Purchaser, its affiliates, directors and officers and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication, any road show as defined in Rule 433(h) under the Securities Act (a “road show”) or the Offering Memorandum (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information furnished to the Company in writing by the Initial Purchaser expressly for use therein, it being understood and agreed that the only such information furnished by the Initial Purchaser consists of the information described as such in subsection (b) below.

(b)                Indemnification of the Company. The Initial Purchaser agrees to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information furnished to the Company in writing by the Initial Purchaser expressly for use in the Preliminary Offering Memorandum, any of the other Time of Sale Information (including any of the other Time of Sale Information that has subsequently been amended), any Issuer Written Communication, any road show or the Offering Memorandum (or any amendment or supplement thereto), it being understood and agreed that the only such information furnished by the Initial Purchaser consists of the following information in the Offering Memorandum: the first sentence of the second paragraph and the fourth and fifth sentence of the third paragraph under the caption “Plan of Distribution—New issue or notes” and the first paragraph under the caption “Plan of Distribution—Price stabilization and short positions; repurchase of common stock.”

(c)                Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of one such counsel (and any one applicable local counsel) shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within 60 days to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them, provided that in no instance shall the Indemnifying Person be required to reimburse such fees and expenses of more than one counsel (and any one applicable local counsel) for such Indemnified Person. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any one applicable local counsel) for all Indemnified Persons, and that all such fees and expenses shall be paid or reimbursed as they are incurred. Any such separate firm for the Initial Purchaser, its affiliates, directors and officers and any control persons of the Initial Purchaser shall be designated in writing by the Initial Purchaser and any such separate firm for the Company, its directors, its officers and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by the Indemnifying Person of such request; and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d)                Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchaser on the other, from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Initial Purchaser on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Initial Purchaser on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Securities and the total discounts and commissions received by the Initial Purchaser in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Securities. The relative fault of the Company, on the one hand, and the Initial Purchaser on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)                Limitation on Liability. The Company and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall the Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by the Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)                 Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

8.                   Effectiveness of Agreement. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

9.                   Termination. This Agreement may be terminated in the absolute discretion of the Initial Purchaser, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date or, in the case of the Option Securities, prior to the Additional Closing Date (i) trading generally shall have been suspended or materially limited on or by any of the New York Stock Exchange, the NYSE Amex, the Nasdaq Stock Market, the Chicago Board Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Initial Purchaser, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the Closing Date or the Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

10.               [Reserved].

11.               Payment of Expenses.

(a)                Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation and printing of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication, and the Offering Memorandum (including any amendments and supplements thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company’s counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification under the state or foreign securities or blue sky laws of such jurisdictions as the Initial Purchaser may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including up to $10,000 of the related reasonable and documented fees and expenses of counsel for the Initial Purchaser); (vi) fees and expenses of the Trustee and any paying agent (including related reasonable and documented fees and expenses of any counsel to such parties); (vii) all travel and lodging expenses incurred by the Company in connection with any “road show” presentation to potential investors, other than those described in subsection (b) below; and (viii) all expenses and application fees related to the listing of the Underlying Securities on the Nasdaq Global Select Market.

(b)                Except as provided in this Section 11 and in Section 7, the Initial Purchaser will pay all of its own costs and expenses, including (i) the fees of its counsel; (ii) stock transfer taxes on resale of any of the Securities by the Initial Purchaser, except as contemplated herein; (iii) the travel and lodging expenses of the representatives of the Initial Purchaser; and (iv) any advertising expenses connected with any offers they may make.

(c)                If (i) this Agreement is terminated pursuant to Section 9, (ii) the Company for any reason fails to tender the Securities for delivery to the Initial Purchaser pursuant to the terms of this Agreement or (iii) the Initial Purchaser declines to purchase the Securities for any reason permitted under this Agreement, the Company agrees to reimburse the Initial Purchaser for all out-of-pocket costs and expenses (including the fees and expenses of its counsel) reasonably incurred by the Initial Purchaser in connection with this Agreement and the offering contemplated hereby.

12.               Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein and neither the Initial Purchaser nor any director, officer or controlling person referred to in Section 7 hereof shall be entitled to any such rights or remedies except in their respective capacities as Initial Purchaser or a director, officer or controlling person of the Initial Purchaser. No purchaser of Securities from the Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

13.               Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Initial Purchaser contained in this Agreement or made by or on behalf of the Company or the Initial Purchaser pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Initial Purchaser.

14.               Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; and (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act.

15.               Compliance with USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchaser is required to obtain, verify and record information that identifies its clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchaser to properly identify its clients.

16.               Recognition of the U.S. Special Resolution Regimes.

(a)                In the event that the Initial Purchaser is a Covered Entity that becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)                In the event that the Initial Purchaser is a Covered Entity or a BHC Act Affiliate of the Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Initial Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

As used in this Section 16:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

17.               Miscellaneous.

(a)                [Reserved]

(b)                Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Initial Purchaser shall be given to J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: (212) 622-8358), Attention: Equity Syndicate Desk. Notices to the Company shall be given to it at Ironwood Pharmaceuticals, Inc., 301 Binney Street, Cambridge, Massachusetts 02142 (fax: (617) 494-0480), Attention: General Counsel.

(c)                Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state.

(d)                Trial by Jury. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and the Initial Purchaser hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(e)                Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(f)                 Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(g)                Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

(h)                Xtract Research LLC. The Company hereby agrees that the Initial Purchaser may provide copies of the Preliminary Offering Memorandum and the Final Offering Memorandum relating to the offering of the Securities and any other agreements or documents relating thereto, including, without limitation, trust indentures, to Xtract Research LLC (“Xtract”) following the completion of the offering for inclusion in an online research service sponsored by Xtract, access to which is restricted to “qualified institutional buyers” as defined in Rule 144A under the Securities Act.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Gina Consylman
Name:	Gina Consylman
Title:	Senior Vice President, Chief Financial Officer

[Signature Page to Purchase Agreement]

Accepted: August 7, 2019

J.P. MORGAN SECURITIES LLC

By:	/s/ Kevin Cheng
Name:	Kevin Cheng
Title:	Vice President

[Signature Page to Purchase Agreement]

Annex A

Time of Sale Information

Term sheet containing the terms of the Securities, substantially in the form of Annex B.

A-1

Annex B

PRICING TERM SHEET

Dated August 7, 2019

Ironwood Pharmaceuticals, Inc.

0.75% Convertible Senior Notes due 2024

1.50% Convertible Senior Notes due 2026

The information in this pricing term sheet supplements Ironwood Pharmaceuticals, Inc.’s preliminary offering memorandum, dated August 6, 2019 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Terms used herein but not defined herein shall have the respective meanings set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars. References herein to “common stock” refer to Ironwood Class A common stock. Ironwood Pharmaceuticals, Inc. has increased the size of the offering to $175,000,000 (or $200,000,000 if the initial purchaser’s over-allotment option is exercised in full) for the 0.75% Convertible Senior Notes due 2024 and to $175,000,000 (or $200,000,000 if the initial purchaser’s over-allotment option is exercised in full) for the 1.50% Convertible Senior Notes due 2026. The final offering memorandum relating to the offering will reflect conforming changes relating to such increase in the size of the offering.

Issuer:	Ironwood Pharmaceuticals, Inc., a Delaware corporation (“Ironwood”).

Ticker / Exchange:	IRWD / The Nasdaq Global Select Market (“Nasdaq”).

Title of Securities:	0.75% Convertible Senior Notes due 2024 (the “2024 Notes”) and 1.50% Convertible Senior Notes due 2026 (the “2026 Notes” and, together with the 2024 Notes, the “Notes”).

Aggregate Principal Amount of Notes Offered:	$175,000,000 aggregate principal amount of 2024 Notes and $175,000,000 aggregate principal amount of 2026 Notes.

Offering Price:	The Notes will be issued at a price of 100% of their aggregate principal amount, plus accrued interest, if any, from August 12, 2019.

Initial Purchaser’s Over-Allotment Option:	$25,000,000 aggregate principal amount of 2024 Notes and $25,000,000 aggregate principal amount of 2026 Notes.

Interest Rate:	The 2024 Notes will bear interest at a rate equal to 0.75% per annum from August 12, 2019, and the 2026 Notes will bear interest at a rate equal to 1.50% per annum from August 12, 2019.

Interest Payment Dates:	June 15 and December 15 of each year, beginning on December 15, 2019.

Maturity Date:	June 15, 2024 for the 2024 Notes and June 15, 2026 for the 2026 Notes, unless earlier repurchased or converted.

Nasdaq Last Reported Sale Price of common stock on August 7, 2019:	$9.74 per share.

B-1

Conversion Premium:	Approximately 37.5% above the Nasdaq last reported sale price of common stock on August 7, 2019 for the 2024 Notes and approximately 37.5% above the Nasdaq last reported sale price of common stock on August 7, 2019 for the 2026 Notes.

Initial Conversion Price:	Approximately $13.39 per share of common stock for the 2024 Notes and approximately $13.39 per share of common stock for the 2026 Notes.

Initial Conversion Rate:	74.6687 shares of common stock per $1,000 principal amount of Notes for the 2024 Notes and 74.6687 shares of common stock per $1,000 principal amount of Notes for the 2026 Notes.

Settlement:	Conversions will be settled in cash, shares of common stock or a combination of cash and shares of common stock, at Ironwood’s election.

Trade Date:	August 8, 2019.

Settlement Date:	August 12, 2019.

Sole Book-Running Manager:	J.P. Morgan Securities LLC

CUSIP Number:	46333X AE8 for the 2024 Notes and 46333X AG3 for the 2026 Notes.

ISIN:	US46333XAE85 for the 2024 Notes and US46333XAG34 for the 2026 Notes.

Use of Proceeds:	Ironwood intends to use approximately $21.9 million of the net proceeds from this offering to pay the cost of the capped call transactions. If the initial purchaser exercises its option to purchase additional Notes, Ironwood expects to use a portion of the net proceeds from the sale of the additional Notes to enter into additional capped call transactions with the option counterparties. Ironwood intends to use the remaining net proceeds, together with cash on hand, to redeem all of the outstanding 8.375% Notes due 2026, repurchase approximately $215 million aggregate principal amount of the outstanding 2.25% Convertible Senior Notes due 2022 (the “2.25% Convertible Notes”) and, to the extent additional proceeds are available, fund general corporate purposes.

Capped Call Transactions:	In connection with the pricing of the Notes, Ironwood expects to enter into capped call transactions with certain financial institutions, which may include the initial purchaser or its affiliates (the “option counterparties”). The capped call transactions are expected generally to reduce the potential dilution to common stock upon any conversion of Notes and/or offset any cash payments Ironwood is required to make upon any conversion of the Notes in excess of the aggregate principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap. If the initial purchaser exercises its option to purchase additional Notes, Ironwood expects to use a portion of the net proceeds from the sale of the additional Notes to enter into additional capped call transactions with the option counterparties.

Adjustment to Conversion Rate upon a Make-Whole Fundamental Change (2024 Notes):	The table below sets forth the number of additional shares of common stock by which the conversion rate will be increased per $1,000 principal amount of 2024 Notes in connection with a “make-whole fundamental change” as described in the Preliminary Offering Memorandum for each stock price and effective date set forth below.

Stock Price
Effective Date	$9.74	$10.50	$12.00	$13.39	$15.00	$18.00	$21.00	$25.00	$30.00	$37.00	$45.00	$55.00
August 12, 2019	28.0007	25.1714	19.1008	15.0485	11.6093	7.4256	4.9152	2.9320	1.5763	0.6476	0.1896	0.0000
June 15, 2020	28.0007	25.1714	18.8683	14.6318	11.0800	6.8456	4.3767	2.4916	1.2593	0.4662	0.1113	0.0000
June 15, 2021	28.0007	24.8400	18.0783	13.6811	10.0633	5.8822	3.5552	1.8732	0.8500	0.2538	0.0309	0.0000
June 15, 2022	28.0007	23.9095	16.6833	12.1038	8.4567	4.4767	2.4448	1.1188	0.4120	0.0708	0.0000	0.0000
June 15, 2023	28.0007	22.2381	14.1867	9.3406	5.7733	2.4089	1.0367	0.3376	0.0643	0.0000	0.0000	0.0000
June 15, 2024	28.0007	20.5694	8.6646	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

·	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate for the 2024 Notes will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

·	if the stock price is more than $55.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate for the 2024 Notes; and

·	if the stock price is less than $9.74 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate for the 2024 Notes.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of the 2024 Notes exceed 102.6694 shares of common stock, subject to adjustment in the same manner, at the same time and for the same events as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments” in the Preliminary Offering Memorandum.

Adjustment to Conversion Rate upon a Make-Whole Fundamental Change (2026 Notes):	The table below sets forth the number of additional shares of common stock by which the conversion rate will be increased per $1,000 principal amount of 2026 Notes in connection with a “make-whole fundamental change” as described in the Preliminary Offering Memorandum for each stock price and effective date set forth below.

Stock Price
Effective Date	$9.74	$10.50	$12.00	$13.39	$15.00	$18.00	$21.00	$25.00	$30.00	$37.00	$45.00	$55.00
August 12, 2019	28.0007	25.6305	20.0517	16.2674	12.9947	8.8878	6.3062	4.1440	2.5367	1.2886	0.5344	0.0660
June 15, 2020	28.0007	25.6305	20.0150	16.0919	12.7260	8.5556	5.9776	3.8584	2.3190	1.1557	0.4738	0.0585
June 15, 2021	28.0007	25.6305	19.6275	15.5870	12.1573	7.9761	5.4505	3.4264	2.0017	0.9641	0.3813	0.0442
June 15, 2022	28.0007	25.3124	18.9883	14.8223	11.3353	7.1811	4.7510	2.8736	1.6087	0.7351	0.2738	0.0282
June 15, 2023	28.0007	24.6667	18.0050	13.6931	10.1607	6.0983	3.8390	2.1888	1.1490	0.4827	0.1604	0.0118
June 15, 2024	28.0007	23.6114	16.4583	11.9604	8.4127	4.5889	2.6543	1.3784	0.6590	0.2451	0.0642	0.0000
June 15, 2025	28.0007	21.9381	13.8333	9.0246	5.5780	2.4511	1.2048	0.5428	0.2330	0.0741	0.0116	0.0000
June 15, 2026	28.0007	20.5694	8.6646	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

·	if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate for the 2026 Notes will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

·	if the stock price is more than $55.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate for the 2026 Notes; and

·	if the stock price is less than $9.74 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate for the 2026 Notes.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of the 2026 Notes exceed 102.6694 shares of common stock, subject to adjustment in the same manner, at the same time and for the same events as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments” in the Preliminary Offering Memorandum.

General

This communication is intended for the sole use of the person to whom it is provided by the sender.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the Notes or the offering. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any securities nor shall there be any sale of any securities in any state or jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification of such securities under the laws of any such state or jurisdiction.

Neither the Notes nor the shares of common stock issuable upon any conversion of the Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and neither may be offered or sold in the United States or any other jurisdiction, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. Accordingly, the Notes are being offered and sold only to “qualified institutional buyers” as defined in Rule 144A promulgated under the Securities Act. The Notes are not transferable except in accordance with the restrictions described under “Transfer restrictions” in the Preliminary Offering Memorandum.

A copy of the Preliminary Offering Memorandum for the offering of the Notes may be obtained by contacting J.P. Morgan Securities LLC (toll free) at 866-803-9204.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Exhibit A

FORM OF LOCK-UP AGREEMENT

[·], 2019

J.P. MORGAN SECURITIES LLC
383 Madison Avenue
New York, New York 10179

Re:	IRONWOOD PHARMACEUTICALS, INC. --- Rule 144A Offering

Ladies and Gentlemen:

The undersigned understands that you, as the Initial Purchaser, propose to enter into a Purchase Agreement (the “Purchase Agreement”) with Ironwood Pharmaceuticals, Inc., a Delaware corporation (the “Company”), providing for the purchase and resale (the “Placement”) by you of Convertible Senior Notes of the Company (the “Securities”). The Securities will be convertible into cash, shares of Class A common stock, par value $0.001 per share, of the Company (the “Common Stock”), or a combination thereof, at the Company’s election.

In consideration of your agreement to purchase and make the Placement of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of J.P. Morgan Securities LLC, the undersigned will not, during the period ending 30 days after the date of the offering memorandum relating to the Placement (the “Offering Memorandum”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, (i) Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and (ii) shares of Common Stock which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, in each case other than (A) transactions relating to shares of Common Stock or other securities acquired in open market transactions occurring after the completion of the Placement, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be made voluntarily in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (B) transfers of shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock as a bona fide gift or gifts, to a trust established by the undersigned or by intestacy, (C) distributions of shares of Common Stock to limited or general partners, members, stockholders or affiliates (as defined in Rule 12b-2 of the Exchange Act) of the undersigned, (D) the exercise of an option to purchase shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or the vesting of any other award, in each case, granted on or prior to date of the Offering Memorandum under a stock incentive plan of the Company described in the Offering Memorandum, or the disposition to the Company of shares of restricted Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock granted pursuant to the terms of a stock incentive plan of the Company on or prior to the date of the Offering Memorandum, (E) the sale of such number of shares of Common Stock underlying any options, securities or other awards referenced in clause (D) as may be necessary to provide proceeds sufficient to pay the aggregate exercise price and tax withholding obligations of all such options, securities or other awards; provided, that, in the case of any sale pursuant to this clause (E), if the undersigned is required to file a report under Section 16(a) of the Exchange Act, the undersigned shall include a statement in such report to the effect that such sale was effected in order to satisfy tax withholding obligations or as the consideration for an exercise of such options, securities or other awards or (F) sales pursuant to a trading plan established to provide an affirmative defense pursuant to Rule 10b5-1 under the Exchange Act provided that such existing plan or plans which the undersigned plans to establish within the 30 day restricted period have been disclosed to you prior to or in connection with the execution of this Letter Agreement by the undersigned; provided that in the case of any transfer or distribution pursuant to clause (B) or (C), each donee, transferee or distributee shall execute and deliver to you a lock-up letter substantially in the form of this paragraph, provided however, that distributees that are limited partners or members of the undersigned may receive distributions of Common Stock during the 30 day restricted period without being required to sign a lock-up letter pursuant to this clause; and provided, further, that in the case of any transfer or distribution pursuant to clause (B) or (C), no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act, or other public announcement shall be required or shall be made voluntarily during the 30 day restricted period in connection with such transfer or distribution, provided however, that any filings made under Section 16(a) of the Exchange Act in connection with distributions of Common Stock during the 30 day restricted period to distributees that are limited partners or members of the undersigned may be filed and shall not be considered to be in violation of this Letter Agreement.

Exhibit A-1

If any record or beneficial owner of capital stock of the Company that has executed a lock-up in the form of this Letter Agreement is granted an early release from the restrictions described herein during the 30 day restricted period (whether in one or multiple releases), then all holders that have executed a lock-up agreement in the form of this Letter Agreement shall also be granted an early release from their obligations hereunder on a pro rata basis based on the maximum percentage of shares held by any such record or beneficial holder being released from such holder’s lock-up agreement. J.P. Morgan Securities LLC shall use commercially reasonable efforts to provide notice to the Company (which notice the Company will forward to each holder that has executed a lock-up agreement in the form of this Letter Agreement) upon the occurrence of a release of a stockholder of its obligations under any lock-up agreement executed in connection with the Placement that gives rise to a corresponding release of other holders pursuant to the terms of this paragraph; provided that the failure to give such notice shall not give rise to any claim or liability against the Initial Purchaser. Notwithstanding any other provisions of this Letter Agreement (1) J.P. Morgan Securities LLC in its sole judgment may provide early releases from the restrictions described herein during the 30 day restricted period for up to 100,000 shares in the aggregate to all holders that have executed a lock-up agreement in the form of this Letter Agreement provided no individual holder receives a release for more than 20,000 shares and (2) if J.P. Morgan Securities LLC in its sole judgment determines that a record or beneficial owner of capital stock should be granted an early release from a lock-up agreement due to circumstances of an emergency or hardship, then no other holder shall have any right to be granted an early release pursuant to the terms of this paragraph.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Purchase Agreement does not become effective, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement. The undersigned understands that the Initial Purchaser is entering into the Purchase Agreement and proceeding with the Placement in reliance upon this Letter Agreement.

[Signature Page Follows]

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

[NAME OF STOCKHOLDER]

By:
Name:
Title: